CONTROL SHAREHOLDER AGREEMENT

THIS CONTROL SHAREHOLDER AGREEMENT(this “Agreement”) made effective as of the 13th day of December 2013 (the “Effective Date”),

 BETWEEN:

Pharma Investing News, Inc. ("PINV" or the "Corporation"), a Nevada corporationwith its corporate offices located at 9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210.

OF THE FIRST PART

- and –

Castor Management Services, Inc., 9107 Wilshire Blvd Suite 450, Beverly Hills, CA 90210 (with president of Mark Jordan of California, USA) or its Assigns (“Castor”)

- and –

BHD Holding B.V. with registered address Hemonystraat 11, 1074 BK Amsterdam, The Netherlands (owned by Dorothy H. Bray, Ph.D. of the UK) or its Assigns (“BHD”)

- and –

Khadija Benlhassan-Chahour, Ph.D. with address of 13 Avenue des Vosges, 77270 Villeparisis, Paris, France, or her Assigns (“KBC”)

- and –

CSJ Group LLC with address of 1754 Willard Street NW #3, Washington, DC, USA (owned by Chad S. Johnson, Esq., of Washington, DC, USA), or its Assigns (“CSJ”)

Castor, BHD, KBC and CSJ are hereinafter referred to as the “Control Shareholders” or individually a "Control Shareholder" of PINV.  Hereinafter the Control Shareholders and PINV are referred to as the "Parties" or individually as a "Party".

OF THE SECOND PART

WHEREAS:

A. Control Shareholders will provide Control services ("Control Services") to the Corporation in an executive capacity;

B. Control Shareholders hold shares directly or indirectly in the Corporation.

C. The Control Shareholders desire to assure stable governance of the Corporation through the Control Services of the Control Shareholders for an indefinite term and the Parties are entering into this Agreement for that purpose and in order to set forth the terms of the Agreement.

D.  Castor and BHD, so long as both are Parties to the Agreement, are intended by this Agreement to maintain equal control (50% / 50%) over voting matters of the Corporation, as if Castor's and BHD's cumulative two votes were a unanimous vote of all controlling shares.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.        Term of Control Services.

The Corporation hereby requests the Services of the Control Shareholders until this Agreement is terminated by any clause in this Agreement ("Control Term").

2.        Duties of Control Shareholders.

2.1.      The Control Shareholders shall do and perform all services, acts and things necessary or advisable consistent with law in that capacity in connection with the conduct of the business of the Corporation.

2.2.      The Control Shareholders shall devote adequate services to accommodate the business of the Corporation during the Control Term. A Control Shareholder may devote time and effort to personal activities to the extent that such activities do not materially interfere with the performance of his or her duties hereunder. If the Corporation advises the Control Shareholder that, in its good faith judgment, such activities are materially interfering with the performance of the Control Shareholder's duties hereunder, the Control Shareholder will promptly take steps to rectify the issue.

3.         Compensation of Control Shareholders.

3.1.      Compensation for the services hereunder, effective the First (1st) of January 2014, each Control Shareholder or its assigns shall be entitled to receive a per diem ("Compensation") of not more than twelve thousand US dollars ($12,000.00) per year, payable in installments on the Corporation's regular payroll dates or such other dates as the Parties may reasonably determine from time to time.  In the occurrence that all Control Shareholders deem the funds unavailable, the Compensation shall be accrued and paid out on a latter date within a reasonable time in the form of additional shares of the Corporation or cash payment at the mutually agreed discretion of all the Control Shareholders.

The Corporation's Board of Directors will review the compensation annually, and, with the approval of all the Control Shareholders, may (but shall be under no obligation to) further increase such Compensation.

3.2.       Expenses associated with the Corporation’s normal business shall be reasonable and approved by the Board of Directors before payment or reimbursement. Payment or reimbursement shall be given priority over the Compensation and be provided immediately or as soon thereafter as possible after submission of the expense reports and approval in a manner determined by the Board of Directors.

4.          Compensation from Share Pooling Arrangement.

4.1.       The Control Shareholders all agree to place all, meaning one million (1,000,000) series A preferred shares of the Corporation (the "Control Shares") under the beneficial control of the Control Shareholders in pool with an Escrow Agent initially to be appointed by mutual decision of Castor and BHD.  A list of each Control Shareholder's Control Shares is attached as Schedule “A”.

4.2.       The Escrow Agent will release the Control Shares from escrow with the written consent of all of the Control Shareholders.  The Escrow Agent will place the Control Shares into an appropriate account pending further instructions by the written consent of all of the Control Shareholders.

5.         Compensation to others.

The Control Shareholders shall agree before any issuance of incentive shares are provided to other parties for their services as directors, officers, new, and/or any other positions deemed necessary and appropriate for the furtherance of the business of the Corporation.

6.         Voting of Shares in Escrow.

The Control Shareholders will receive a Proxy of Voting Rights to all Control Shares in pool with the Escrow Agent.  The written consent of each of Castor and BHDshall agree for all voting decisions including but not limited to all new common share issuances, so long as each of Castor and BHD (or their assigns) are Control Shareholders.  If one or both of Castor and of BHD (inclusive of their assigns) are no longer Control Shareholders, the agreement of all Control Shareholders will be required for all voting decisions including but not limited to all new share issuances.

7.         Covenants.

7.1       Disclosure of Information.  During the term of this Agreement and thereafter, each Party shall not, at any time, directly or indirectly, disclose any confidential or proprietary information for any reason or purpose whatsoever to any person, firm, corporation, association or other entity to legal and financial advisors who agree in writing to maintain the confidentiality of such confidential or proprietary information on terms substantially similar to those stated here, nor shall either Party directly or indirectly make use of any such confidential or proprietary information for its own purpose or for the benefit of any person, firm, corporation, association or other entity except as provided and contemplated herein, and each Party hereby acknowledges that each Party or affiliates would be irreparably damaged if such confidential or proprietary information were disclosed to or utilized on behalf of others in competition in any respect with the other Party or any affiliate thereof.  For the purposes of this Section 7, the term "confidential or proprietary information" shall mean all information concerning the business, customers or affairs of either Party or any affiliate thereof, including matters such as trade secrets, research and development activities, books and records, customer lists, suppliers, distribution channels, pricing information, private processes, software, functional specifications, blueprints, know-how, data, improvements, discoveries, designs, inventions, techniques, marketing plans, strategies, forecasts, new products and financial statements as they may exist from time to time, which the other Party may have acquired or obtained by virtue of its relationship with each other or any subsidiary or affiliate thereof, except for such information which (i) becomes generally available to the public, other than as the result of a disclosure made directly or indirectly by a Party, (ii) was known to the person, firm, corporation or other entity to which such information was disclosed by a Party prior to its disclosure directly or indirectly by the other Party, (iii) was previously available to the person, firm, corporation or other entity to which such information was disclosed directly or indirectly by a Party on a non-confidential basis from a source which was entitled to disclose the same or (iv) if required by law, governmental order or decree to be disclosed by a Party.

7.2        Injunctive Relief.  Each Party hereto acknowledges that the provisions of this Section 7 are reasonable and necessary for the protection of each Party’s interests and that a Party will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, each Party hereto agrees that, in addition to any other relief to which the another Party or Parties may be entitled in the form of actual or punitive damages, the another Party or Parties shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining the offending Party from any actual or threatened breach of such covenants.

8.          Applicable Governing Law.

This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Nevada, USA.

9.         Notices.

Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or three business days after mailing by U.S., U.K., Canadian, Dutch, French or other relevant governmental registered mail, return receipt requested, to the Parties at their respective addresses or at such other address as a Party may specify by notice to the others.

10.        Entire Agreement; Amendment.

This Agreement shall supersede all existing agreements between the Control Shareholders relating to the terms of this Agreement. This Agreement may not be amended except by written agreement of both of Castor and of BHD (or their assigns), signed by both parties so long as both are Parties to this Agreement.  If one or both of Castor and of BHD (inclusive of their assigns) are no longer Control Shareholders, the written consent of all Control Shareholders will be required for any amendment to this Agreement.

11.        Waiver.

The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.         Sale, Assignment, or Other Disposition and Right of First Refusal.

In case Castor or BHD intends to sell or assign all or part of its Control Shares to a third party excluding immediate family member(s), written notice must be provided to the other party and such other party shall have 90 days right of first refusal to purchase such shares at a price determined by an ASA-accredited independent valuation appraiser, such party may waive such valuation in writing to facilitate the sale and assignment at an earlier date.  Only with the approval of both Castor and BHD, each of the other original Control Shareholders may sell or assign all or part of its Control Shares to a third party to purchase such shares through the same valuation process described in this paragraph, subject to the right of first refusal of Castor and BHD.

13.         Headings.

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.        Counterparts and Facsimile Signature.

This Agreement may be signed in counterparts, all of which when taken together shall constitute a single executed document and signatures transmitted by facsimile or generally accepted electronic means shall be deemed valid execution of this Agreement binding on the Parties.

15.        Authority.

Each Party represents and warrants to the other that the signature below by each Party’s agent or representative is duly authorized by each Party’s governing body and governing documents, and that each signature is duly effective to bind such Party to this Agreement in accordance with its terms.

16.        Indemnity.

Each Party shall indemnify, defend and hold harmless each other, its directors, officers and shareholders from and against any and all demands, claims actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, reasonable attorney’s fees and related costs, asserted against, relating to, imposed upon, or incurred by a Party, directly or indirectly, by reason of, resulting from, or arising in connection with a Party's operations during the term of this Agreement.

17.        Termination.

Should this Agreement become terminated, the Control Shares issued to each of the aforementioned Control Shareholders shall be retained and distributed to each Control Shareholder in the spirit of the Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

            /s/ Mark Jordan                                                            /s/ Dorothy H. Bray

            __________________                                                ____________________
            Castor Management Services, Inc.                                BHD Holding BV

by Mark Jordan, President                                            by Dorothy H. Bray, Ph.D., Owner

            /s/ Khadija Benlhassan-Chahour                                 /s/ Chad S. Johnson

___________________                                              ___________________

            Khadija Benlhassan-Chahour, Ph.D.                             CSJ Group LLC

                                                                                                by Chad S. Johnson, Esq., Owner

            /s/ Chad S. Johnson

            ___________________

            Pharma Investing News, Inc.

            by Chad S. Johnson, Esq., Director

[Schedule A to Follow]

Schedule A

Control Shareholders' List and Respective Number of Control Shares

Name of Shareholder	Number of Shares
Castor Management Services, Inc.	500,000
BHD Holding BV	370,000
Khadija Benlhassan-Chahour, Ph.D.	100,000
CSJ Group LLC	30,000